Exhibit 99.1

U.S. Auto Parts Network, Inc. Names David Robson, Chief Financial Officer

Carson, Calif., January 4, 2012 – U.S. Auto Parts Network, Inc. (NASDAQ: PRTS), one of the largest online providers of automotive aftermarket parts and accessories, today announced the appointment of David Robson as Chief Financial Officer effective January 3, 2012.

Mr. Robson has over 20 years of finance, accounting and operational experience and has held senior positions with both public and private companies operating in the ecommerce and retail space. Mr. Robson recently served as Executive Vice President and Chief Administrative Officer at Mervyns’ LLC, a department store chain that operated 175 stores in the western United States with revenues exceeding $2 billion. Prior to joining Mervyns’ in 2007, Mr. Robson was the Senior Vice President of Finance and Principal Accounting Officer for Guitar Center, Inc., the Nation’s largest retailer of music equipment both online and in stores with combined revenues of $2.5 billion. Mr. Robson was with Guitar Center from 2001 – 2007. Mr. Robson began his career in public accounting with the accounting firm Deloitte & Touche. He is a graduate of the University of Southern California with a Bachelor of Science in Accounting and is also a certified public accountant.

Shane Evangelist, Chief Executive Officer announced “We are thrilled to appoint David Robson as our Chief Financial Officer. He brings a wealth of experience working with successful ecommerce and specialty retail brands. David has a proven track record of helping businesses achieve consistent top line growth, while implementing processes and systems that scale operations and expand operating leverage. David also has experience successfully acquiring and integrating new businesses. We are delighted to have David on our team”.

In connection with the appointment of Mr. Robson as Chief Financial Officer, Ted Sanders will be stepping down as Chief Financial Officer and will remain as an internal consultant to the Company to assist with the transition.

Mr. Evangelist concluded “On behalf of U.S. Auto Parts and our Board of Directors, I would like to thank Ted for his contributions to the Company as Chief Financial Officer. Ted joined U.S. Auto Parts in 2009 and has played an important role for us over the years, and his participation on our management team has helped strengthen the Company’s financial position.”

About U.S. Auto Parts Network, Inc.

Established in 1995, U.S. Auto Parts is a leading online provider of automotive aftermarket parts, including body parts, engine parts, performance parts and accessories. Through the Company’s network of websites, U.S. Auto Parts provides individual consumers with a broad selection of competitively priced products that are mapped by a proprietary product database to product applications based on vehicle makes, models and years. U.S. Auto Parts’ flagship websites are located at www.autopartswarehouse.com, www.jcwhitney.com, www.partstrain.com and www.AutoMD.com and the Company’s corporate website is located at www.usautoparts.net.

U.S. Auto Parts is headquartered in Carson, California.